Exhibit 99.(a)(5)(i)

Media Release

Basel, 27 January 2012

Roche commences tender offer for Illumina, Inc. for $44.50  per share in cash

Roche (SIX: RO, ROG; OTCQX: RHHBY), a leader in research-focused healthcare with combined strengths in pharmaceuticals, life science tools and diagnostics, announced today that it has commenced a cash tender offer to acquire all outstanding shares of Illumina, Inc. (NASDAQ: ILMN). The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, at the end of the day on February 24, 2012, unless the offer is extended.

Under the terms of the offer, Roche is offering to acquire Illumina for $44.50 per share in cash, or an aggregate of approximately $5.7 billion on a fully diluted basis. This offer represents a premium of 64% over Illumina’s closing stock price on December 21, 2011 — the day before market rumors about a potential transaction between Roche and Illumina drove Illumina’s stock price significantly higher — a 61% premium over the one-month historical average and a 43% premium over the three-month historical average of Illumina’s share price, both as of December 21.

Roche’s offer is conditional upon, among other things, (i) the tender by Illumina’s stockholders prior to the expiration of the tender offer of a number of shares, which, together with the shares owned by Roche, represents at least a majority of the total number of shares outstanding on a fully diluted basis, (ii) the redemption of the preferred stock purchase rights associated with the shares or Roche’s satisfaction in its reasonable discretion that such rights have been invalidated or are otherwise inapplicable to the tender offer and the proposed merger, (iii) Roche’s satisfaction that the anti-takeover provisions of the Delaware General Corporation Law are inapplicable to the proposed merger and (iv) Illumina must not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Roche’s ability to acquire Illumina or otherwise diminishing the expected value to Roche of the acquisition of Illumina. If following the consummation of the offer Roche owns at least a majority of the outstanding shares of Illumina on a fully diluted basis, Roche intends to consummate a merger with Illumina.

F. Hoffmann-La Roche Ltd	4070 Basel	Group Communications	Tel. +41 61 688 88 88
	Switzerland	Roche Group Media Relations	Fax +41 61 688 27 75

Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available on the SEC website at http://www.sec.gov or may be obtained from MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 or (800) 322-2885 (Toll-Free).

Greenhill & Co., LLC and Citigroup Global Markets, Inc. are acting as financial advisors to Roche and Davis Polk & Wardwell LLP is acting as legal counsel in connection with the tender offer.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalised healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2010, Roche had over 80’000 employees worldwide and invested over 9 billion Swiss francs in R&D. The Group posted sales of 47.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Additional information

Additional detail regarding the offer can be found on www.transactioninfo.com/Roche.

Contacts:

Roche Group Media Relations

Phone: +41 -61 688 8888 / e-mail: basel.mediaoffice@roche.com

- Alexander Klauser (Head)

- Silvia Dobry

- Daniel Grotzky

- Claudia Schmitt

Brunswick Group (for U.S. media)

Phone: +1 212 333 3810

- Steve Lipin

- Jennifer Lowney

MacKenzie Partners (Information Agent for the offer)

Phone: +1 212 929 5500 or +1 800 322 2885 (toll-free)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS ANNOUNCEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) COMPETITIVE AND TECHNOLOGICAL FACTORS; AND (3) RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED TRANSACTION.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ILLUMINA COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JANUARY 27, 2012. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE WILL BE FILING A PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT DOCUMENTS WITH THE SEC IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE 2012 ANNUAL MEETING OF ILLUMINA (THE “PROXY STATEMENT”). PROMPTLY AFTER FILING A DEFINITIVE PROXY STATEMENT WITH THE SEC, ROCHE WILL MAIL THE PROXY STATEMENT AND A PROXY CARD TO EACH ILLUMINA STOCKHOLDER ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HOLDING LTD, CKH ACQUISITION CORPORATION AND THE INDIVIDUALS NOMINATED BY CKH ACQUISITION CORPORATION FOR ELECTION TO ILLUMINA’S BOARD OF DIRECTORS (THE “ROCHE NOMINEES”) MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM ILLUMINA STOCKHOLDERS FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE HOLDING LTD AND CKH ACQUISITION CORPORATION WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES HAVE NOT BEEN DETERMINED AS OF THE DATE OF THIS PRESS RELEASE. NO ADDITIONAL COMPENSATION WILL BE PAID TO SUCH DIRECTORS AND EXECUTIVE OFFICERS FOR SUCH SERVICES. INVESTORS AND SECURITY HOLDERS CAN OBTAIN ADDITIONAL INFORMATION REGARDING THE DIRECT AND INDIRECT INTERESTS OF THE ROCHE NOMINEES AND OTHER PARTICIPANTS BY READING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.